Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. REPORTS FIRST QUARTER RESULTS

HOPKINSVILLE, Ky. (April 30, 2009) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the first quarter ended March 31, 2009. For the three month period ended March 31, 2009, net income available for common shareholders was $1,012,000, or $0.28 per share (basic and diluted), compared to $657,000, or $0.19 per share (basic and diluted), for the three month period ended December 31, 2008, and $1,492,000, or $0.42 per share (basic and diluted), for the three month period ended March 31, 2008.

Commenting on the first quarter results, John E. Peck, president and chief executive officer, said, “During the first quarter of 2009, the Company continued to strengthen its balance sheet by adding more than $550,000 to its allowance for loan loss account while maintaining an acceptable level of net income. The Company has increased its funding level of its allowance for loan loss account to 1.07% of total loans and 97% of non-performing loans. The Company’s credit quality remains stable with both non-accruals and charge offs largely unchanged as compared to the prior quarter. The decline in total loans outstanding is the result of one customer paying off a $7 million loan. The Company’s net interest income increased by more than $700,000 as compared to the three month period ending December 31, 2008, as the Company saw a modest increase in interest margins.”

Mr. Peck continued, “The Company’s focus on providing exceptional customer service with convenient locations has resulted in a record growth of new checking account customers. The Bank’s 2009 marketing plan continues to focus on promoting and growing all deposit accounts, with an emphasis on checking accounts. For the three months ended March 31, 2009, Heritage Bank opened more than 1,000 checking accounts as compared to 700 checking accounts during the first three months of 2008. As a result of this growth, the average balance on non-interest bearing checking accounts during the three month period ended March 31, 2009, was $58.4 million compared to $51.7 million for the three month period ending March 31, 2008. Management will continue to focus on improving the Company’s deposit mix, reducing our interest expense and improving our net interest margin. The benefits of this growth will become more obvious as interest rates begin to increase. Customer demand for all deposit services remains robust and the pricing of deposit accounts appears to be reasonable.”

Mr. Peck commented on future economic prospects, “For the remainder of 2009, management anticipates higher operating expenses related to a proposed FDIC insurance assessment. We anticipate that this assessment will be payable at September 30, 2009 and the cost to the Company could exceed $1.2 million.”

“In addition, at March 31, 2009, total assets increased to $991.1 million compared with $967.6 million at December 31, 2008, deposits increased to $738.7 million compared with $713.0 million at December 31, 2008, while net loans declined to $627.6 million compared with $634.5 million at December 31, 2008. Federal Home Loan Bank borrowings have decreased to $123.0 million at March 31, 2009, compared to $130.0 million at December 31, 2008.”

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Dickson, Tennessee and Pleasant View, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

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HFBC Announces First Quarter Results

April 30, 2009

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	Selected Financial Indicators as of:
	March 31, 2009	December 31, 2008
Total assets	$991,131	$967,560
Loans receivable, gross	627,590	634,489
Securities available for sale	295,228	246,952
Securities held to maturity	431	454
Required investment in FHLB stock, at cost	4,281	4,050
Allowance for loan loss	6,685	6,133
Total deposits	738,668	713,005
Total FHLB borrowings	122,969	130,012
Repurchase agreements	31,754	28,680
Stockholders’ equity	80,247	78,284
Book value per share, gross	$17.25	$16.67
Tangible book value per share	$15.41	$14.77
Allowance for loan loss / Gross loans	1.07%	0.97%
Non-performing assets / Total asset	0.80%	0.86%
Non-performing loans / Total loans	1.10%	1.16%
Year to date net charge off ratio	0.30%	0.20%
Tier 1 Capital—Bank	7.74%	7.77%
Total Risk Based Capital—Bank	13.12%	12.62%
Year to date tax equivalent net yield on interest earning assets	2.87%	3.04%

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HFBC Announces First Quarter Results

April 30, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands)

	For the Three Months Ended March 31,
	2009	2008
Interest and dividend income:
Loans receivable	9,628	10,679
Investment in securities, taxable	3,286	1,677
Nontaxable securities available for sale	272	164
Interest-earning deposits	8	58

Total interest and dividend income	13,194	12,578

Interest expense:
Deposits	5,466	5,463
Advances from Federal Home Loan Bank	1,037	1,068
Repurchase agreements	194	329
Subordinated debentures	102	161

Total interest expense	6,799	7,021

Net interest income	6,395	5,557
Provision for loan losses	974	401

Net interest income after provision for loan losses	5,421	5,156

Non-interest income:
Service charges	924	1,067
Merchant card income	140	132
Gain on sale of loans	69	64
Gain on sale of securities	658	534
Income from bank owned life insurance	73	68
Financial services commission	226	240
Other operating income	269	299

Total non-interest income	2,359	2,404

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HFBC Announces First Quarter Results

April 30, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2009	2008
Non-interest expenses:
Salaries and benefits	3,046	2,901
Occupancy expense	748	687
Data processing expense	631	534
State deposit tax	156	128
Intangible amortization expense	204	220
Professional services expense	312	256
Advertising expense	323	282
Postage and communications expense	159	155
Supplies expense	80	80
Other operating expenses	303	171

Total non-interest expense	5,962	5,414

Income before income tax expense	1,818	2,146
Income tax expense	552	654

Net income	1,266	1,492

Less:
Dividend on preferred shares	227	—
Accretion dividend on preferred shares	27	—

Net income available to common stockholders	$1,012	$1,492

Net income available to common stockholders
Per share, basic	$0.28	$0.42

Per share, diluted	$0.28	$0.42

Dividend per share	$0.12	$0.12

Weighted average shares outstanding—basic	3,576,791	3,568,556

Weighted average shares outstanding—diluted	3,576,791	3,583,017

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